UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Arcosa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ARCOSA

2019 | NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Dear Fellow Stockholder:

On November 1, 2018, Arcosa, Inc. became an independent public company. You are cordially invited to attend our first Annual Meeting of Stockholders on Tuesday, May 7, 2019 at 8:30 a.m. (CDT), which will be held at Ross Tower in the Lower Level Conference Center, 500 N. Akard St., Dallas, Texas 75201. A notice of the meeting and a Proxy Statement containing information about the matters to be acted upon are attached to this letter.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by telephone, by Internet, or by signing, dating and returning your proxy card (or voting instruction form, if you hold shares through a broker) by mail. You may also vote in person at the Annual Meeting.

Thank you for being a stockholder and for your support and interest in Arcosa, Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best
Chairman of the Board

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2019
8:30 a.m., Central Daylight Time
Ross Tower, Lower Level Conference Center
500 N. Akard St. Dallas, Texas 75201

To Arcosa, Inc. Stockholders:

Please join us for the 2019 Annual Meeting of Stockholders of Arcosa, Inc. The meeting will be held at Ross Tower in the Lower Level Conference Center at 500 N. Akard St., Dallas, Texas 75201, on Tuesday, May 7, 2019, at 8:30 a.m., Central Daylight Time.

At the meeting, the stockholders will act on the following matters:

(1)	Election of three (3) Class I Directors, each to serve for a three-year term ending at the 2022 Annual Meeting of Stockholders;
(2)	Advisory vote on named executive officer compensation;
(3)	Advisory vote on the frequency of the advisory vote on named executive officer compensation;
(4)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and
(5)	Any other matters that may properly come before the meeting, or any adjournments or postponements thereof.

All stockholders of record at the close of business on March 11, 2019 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

YUKI P. WHITMIRE
Associate General Counsel and Corporate Secretary

March 26, 2019

YOUR VOTE IS IMPORTANT!We urge you to cast your vote promptly, even if you plan to attend the Annual Meeting in person. You may vote via the Internet or by telephone or, if you have received or requested a printed version of these proxy materials, by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 7, 2019: This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2018, are available for viewing, printing, and downloading at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

About Arcosa and the Separation

On November 1, 2018, Arcosa, Inc., a Delaware corporation (“Arcosa” or the “Company”), launched as an independent, publicly-traded company upon its separation (the “Separation”) from Trinity Industries, Inc. (also known as “Former Parent” or “Trinity”). To effect the Separation, Trinity distributed all of the issued and outstanding shares of Arcosa common stock on the basis of one share of Arcosa common stock for every three shares of Trinity common stock held by Trinity stockholders as of the close of business on October 17, 2018, the record date for the distribution. Please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) for additional information.

Annual Meeting of Stockholders

Time and Date	Place	Record Date	Voting
8:30 a.m., Central Daylight Time, May 7, 2019	Ross Tower, Lower Level Conference Center, 500 N. Akard St., Dallas, TX 75201	March 11, 2019	Stockholders as of the record date are entitled to vote

Agenda and Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of Class I Directors	FOR each nominee	12
2	Advisory vote to approve named executive officer compensation	FOR	16
3	Advisory vote to approve frequency of the advisory vote on named executive officer compensation	1 YEAR	17
4	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019	FOR	18

Class I Director Nominees

The following table provides summary information about each nominee for Class I director to serve for a term of three years. Each director is elected by a majority of votes cast.

Nominee	Age	Principal Occupation	Committees
Ronald J. Gafford	69	Retired Chairman, Chief Executive Officer and President, Austin Industries, Inc.	Corporate Governance and Directors Nominating Committee (Chair)
Douglas L. Rock	71	Retired Chairman, Chief Executive Officer and President, Smith International, Inc.	Audit Committee (Chair)
Melanie Trent	54	Former EVP, General Counsel and Chief Administrative Officer, Rowan Companies, plc	Audit Committee, Corporate Governance and Directors Nominating Committee

2019 PROXY STATEMENT | 1

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Date:	May 7, 2019
Time:	8:30 a.m., Central Daylight Time
Location:	Ross Tower, Lower Level Conference Center
500 N. Akard St.
Dallas, Texas 75201

This Proxy Statement is being provided to the stockholders of Arcosa, Inc. (“Arcosa” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at Ross Tower in the Lower Level Conference Center, 500 N. Akard St., Dallas, Texas 75201 on Tuesday, May 7, 2019, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 500 N. Akard St., Suite 400, Dallas, Texas 75201.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who is entitled to vote and how many votes do I have?

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 11, 2019. At that date, there were outstanding and entitled to vote 48,625,387 shares of Common Stock. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and 2018 Annual Report on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on or about March 26, 2019. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

2019 PROXY STATEMENT | 2

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares?

Stockholder of Record or Registered Stockholder. If your shares of Common Stock are registered directly in your name with our transfer agent, you are considered a “stockholder of record” or a “registered stockholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm, or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from the bank, brokerage firm, or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm, or similar organization as to how to vote the shares held in your account.

How do I vote if I am a stockholder of record?

By Telephone or Internet. All stockholders of record can vote by telephone using the toll-free telephone number on the Notice or proxy card, or through the Internet at the web address provided, and using the procedures and instructions described on the Notice or proxy card.

By Written Proxy. If you are a stockholder of record and receive a Notice card, you may request a written proxy card by following the instructions included in the Notice.

In Person. All stockholders of record may vote in person at the Annual Meeting.

Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible. Your shares will be voted in accordance with your instructions.

How do I vote if I am a beneficial owner of shares?

As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. Your broker should give you instructions for voting your shares by Internet, telephone or mail. As a beneficial owner, you are invited to attend the Annual Meeting, but you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Who will vote my shares at the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?

The persons named as proxies in the proxy card or electronic voting form will vote your shares according to your instructions. If you sign and return your proxy card but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the three nominees for Class I directors as set forth in this Proxy Statement; (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; (iii) approval, on an advisory basis, for every 1 YEAR for the frequency of the advisory vote on the compensation of the Company’s named executive officers; and (iv) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.

What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary, or routine, matter but does not have the authority to vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters.

Under New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019 (Proposal 4) is considered a “discretionary” or “routine” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” or “non-routine” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

2019 PROXY STATEMENT | 3

Can I change or revoke my vote?

If you are a registered stockholder, any subsequent vote you cast will replace your earlier vote. This applies whether you cast your vote by executing a proxy card bearing a later date, vote by telephone or Internet, or by attending the Annual Meeting and voting in person. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

What constitutes a “quorum” for the meeting?

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

What is the voting requirement to approve each of the proposals, and how are votes counted?

Proposal	Description	Votes Required for Approval	Effect of Abstention
1	Election of Class I Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting
An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.

An incumbent director nominee who is not elected is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Proposal 1 - Election of Class I Directors.”

2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.
3	Advisory vote to approve the frequency of the advisory vote on named executive officer compensation	Number of years (1, 2, or 3) receiving the highest number of votes cast	No effect.
4	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2019	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.

Cumulative voting is not permitted in the election of directors. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

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Who pays for the solicitation of proxies?

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the Internet, proxies may be solicited by directors, officers, and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $9,500 plus expenses.

What does it mean if I receive more than one Notice, proxy card, or voting instructions?

This means that you have multiple accounts in which you own our Common Stock. Please vote all Notice, proxy cards, or voting instructions from us to ensure that all of your shares of Common Stock are voted.

What is “householding”?

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report, or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement, or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201 or by telephone at 972-942-6500. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

2019 PROXY STATEMENT | 5

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this Proxy Statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.

The Board of Directors has adopted Corporate Governance Principles, which are reviewed annually by the Corporate Governance and Directors Nominating Committee. The Company also has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer, and controller, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website at www.arcosa.com to the extent applicable to an executive officer, principal accounting officer, controller, or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s website at www.arcosa.com under the heading “Investors — Governance — Governance Documents.”

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. Since the Separation in November 2018, the Board of Directors held two meetings. The Board also meets regularly in non-management executive sessions. In 2018, all directors of the Company, except Mr. Craig, attended at least 75% of the meetings of the Board of Directors and the committees on which they served. Due to a scheduling conflict before he came on the Board, Mr. Craig attended less than 75% of the aggregate number of meetings of the Board and committees on which he serves. As we recently became a public company in November 2018, we held very few Board and committee meetings during 2018. It is Company policy that each director is expected to attend the Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.arcosa.com under the heading “Investors — Governance — Governance Documents — Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered certain transactions that, pursuant to the Company’s Independence Guidelines, are not considered to be a material relationship that would impair independence.

As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: Joseph Alvarado, Rhys J. Best, David W. Biegler, Jeffrey A. Craig, Ronald J. Gafford, John W. Lindsay, Douglas L. Rock, and Melanie Trent. The Board determined that Antonio Carrillo is not independent because of his employment by the Company.

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Board Leadership Structure

As our independent, non-executive Chairman of the Board, Mr. Best presides over all meetings of the Board and stockholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, acts as a liaison between the outside directors and management, consults on stockholder engagement and governance matters, and performs such other duties as the Board requires from time to time. The Board believes that this structure allows our Chief Executive Officer to focus on operating and managing the Company and leverages our Chairman’s experience in guidance and oversight. While the Board believes that this structure is currently in the best interests of the Company and its stockholders, it does not have a policy with respect to separating the Chairman of the Board and the Chief Executive Officer roles and could adjust the structure in the future as it deems appropriate.

Our Audit, Human Resources, and Corporate Governance and Directors Nominating Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Audit, Human Resources, and Corporate Governance and Directors Nominating Committees provides a structure for strong independent oversight of our management.

Board Meetings and Committees

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.arcosa.com under the heading “Investors — Governance — Governance Documents.” Mr. Carrillo, Chief Executive Officer and President (“CEO”) of the Company, does not serve on any Board committee. Director membership of the committees and the number of committee meetings held in 2018 since the Separation are identified below. The Board held two meetings in 2018 since the Separation.

Director	Audit Committee	Corporate Governance & Directors Nominating Committee	Human Resources Committee
Antonio Carrillo
Rhys J. Best
Joseph Alvarado		*	*
David W. Biegler			**
Jeffrey A. Craig	*
Ronald J. Gafford		**
John W. Lindsay			*
Douglas L. Rock	**
Melanie Trent	*	*
2018 Meetings	1	1	1
*	Member
**	Chair

Audit Committee

The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, our VP of Audit, and the independent auditors, the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls

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and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, and summaries of management’s travel and entertainment reports; and (c) performs such other matters as the Audit Committee deems appropriate.

The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company and approves audit fees. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Rock, Chair of the Audit Committee, and Mr. Craig are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Governance Committee is an independent director under the NYSE listing standards.

In performing its annual review of director compensation, the Governance Committee may utilize independent compensation consultants from time to time to assist in making its recommendations to the Board. Following the Separation, the Board reviewed the director compensation in 2018, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and ratified director compensation that was approved by our Former Parent prior to the Separation.

The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and
•	the name, age, business and residence addresses of the candidate, the candidate’s resumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 500 N. Akard St., Suite 400, Dallas, Texas 75201, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.

The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in

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both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

The Governance Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates. As described above, the Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors; and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the independent members of the Board of Directors in its responsibilities relating to the competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers identified in this Proxy Statement. Each of the members of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees.

The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of the Company’s CEO and recommends his compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other named executive officers.

The Role of the Compensation Consultant

Our Former Parent’s Human Resources Committee (“Former Parent Committee”) retained the services of the Compensation Consultant to assist in providing an independent assessment of its 2018 executive compensation programs. The Compensation Consultant was the Former Parent Committee’s sole compensation consultant in 2018. The Compensation Consultant reported directly to the Former Parent Committee for the purposes of advising it on matters relating to 2018 executive compensation.

Our HR Committee also has retained the Compensation Consultant to advise it on compensation matters as an independent compensation consultant. The HR Committee retains the Compensation Consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The Compensation Consultant (i) reviews and assists in the design of the Company’s executive compensation programs, (ii) provides insight into executive compensation practices used by other companies, (iii) benchmarks the Company’s executive

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compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s executive compensation programs.

The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2018 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2018. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.

The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information post-Separation on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long-term incentive);
•	help identify and confirm that the new Arcosa comparator companies selected by the HR Committee were appropriate; and
•	gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.

The Compensation Consultant benchmarked all cash and equity components of compensation for 2018 and, for each position, determined certain percentile benchmarks.

The Role of Management

The CEO, the CFO, and the Chief Human Resources Officer (“CHRO”) work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies the achievement of these financial performance measures. The HR Committee recommends the CEO’s compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

The Role of the HR Committee

Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base salary, annual incentive, or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

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Board’s Role in Risk Oversight

While management is responsible for the day-to-day management and mitigation of risk, our Board of Directors has ultimate responsibility for risk oversight. Management reviews and discusses risks with the Board of Directors as part of the business and operating review conducted at each of the regular meetings of the Board of Directors. While the Board of Directors has primary responsibility for overseeing the Company’s risk management, each committee of the Board of Directors also considers risk within its area of responsibility. Each committee regularly reports back to the Board of Directors on its risk oversight activities.

The Audit Committee assesses major financial risk exposures and steps taken by management to address the same, is responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures, and reviews risks identified during the internal and external auditors’ risk assessment procedures. The HR Committee reviews risks arising from our executive compensation programs and management succession planning. The Governance Committee oversees risks related to our governance structure and director compensation programs.

Risk Assessment of Compensation Policies and Practices

Prior to the Separation, the Compensation Consultant performed a risk assessment at the request of the Former Parent Committee, with respect to the 2018 compensation policies and practices (the “Compensation Policies”) applicable to our Former Parent’s executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to our Former Parent’s executive officers.

The Company conducted a detailed risk assessment of its Compensation Policies for its employees, including its executive officers. Participants in the Compensation Policies risk assessment included the Company’s management, human resources group, internal audit group, and the HR Committee.

Following the Separation, representatives of the Company’s management, human resources group, and internal audit group reviewed the Company’s Compensation Policies and assessed the likelihood and potential impact of the risk presented by the Compensation Policies. Because the Company’s Compensation Policies following the Separation were substantially based on our Former Parent’s Compensation Policies, management also reviewed the Compensation Consultant’s risk assessment of the Former Parent’s Compensation Policies. Management has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Biegler, Alvarado, and Lindsay served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2018.

Communications with Directors

The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 500 N. Akard St., Suite 400, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

2019 PROXY STATEMENT | 11

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

The Board of Directors currently consists of nine members and is currently divided into three classes. The Class I directors have terms expiring at the Annual Meeting. The Class II directors will have terms expiring at the 2020 annual meeting of stockholders, and the Class III directors will have terms expiring at the 2021 annual meeting of stockholders. Class II directors will be elected to one-year terms at the 2020 annual meeting of stockholders, and Class III directors will be elected to one-year terms at the 2021 annual meeting of stockholders. Commencing with the 2022 annual meeting of stockholders, the Board of Directors will no longer be classified, and directors will no longer be divided into classes.

On the recommendation of the Governance Committee, the Board has nominated three candidates to be re-elected as Class I directors at the Annual Meeting. If re-elected, the Class I directors will serve for three-year terms expiring at the 2022 annual meeting of stockholders, or when their successors are duly elected and qualified.

All of the Class I nominees are incumbent directors and, pursuant to the Company’s Amended and Restated Bylaws, an incumbent director nominee who is not elected is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy.

The Board is not seeking the election of Class II or Class III directors, whose terms have not yet expired. You may not vote for a greater number of persons than the nominees named in this Proxy Statement.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.

The Board of Directors believes that each of the director nominees possesses the qualifications described above under “Board Meetings and Committees—Corporate Governance and Directors Nominating Committee.”

The information provided below is biographical information about each of the Class I nominees, as well as the remaining incumbent directors, including a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

The Board of Directors recommends that you vote FOR each of the Nominees for Class I Director.

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Class I - Nominees for Election as Directors for Terms Expiring in 2022

Ronald J. Gafford, age 69. Director since 2018. Mr. Gafford served as President and Chief Executive Officer of Austin Industries, Inc., a U.S.-based construction company, from 2001 to 2012, and Chairman from 2008 to 2012, when he retired. Mr. Gafford is a member of the board of directors of publicly-traded Daseke, Inc., a transportation company, and is Chairman of the Board of Rees Architects, Inc., a privately-held architecture firm. From 1999 until the Separation in 2018, he was a member of the board of directors of Trinity Industries, Inc. Mr. Gafford began his career as a Project Engineer/Estimator and later a Project Manager for the Henry C. Beck Company in Dallas, TX. He later joined the Trammell Crow Company and served as Partner for their Construction and Development.

Mr. Gafford has extensive experience in managing and leading a significant industrial enterprise. His service as the Chief Executive Officer of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations.

Douglas L. Rock, age 71. Director since 2018. From 1990 to 2010, Mr. Rock served as the Chairman of Smith International, Inc., a provider of products and services to oil and gas exploration and production companies. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President, and Chief Operating Officer from 1989 to 2008. From 2010 until the Separation in 2018, he served as a member of the board of directors of Trinity Industries, Inc.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His service on the boards of other companies provides the Board with additional perspective on the Company’s operations.

Melanie M. Trent, age 54. Director since 2018. Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc, a global offshore contract drilling company, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative Officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She serves as a director for Diamondback Energy, Inc., an oil and natural gas company, and Frank’s International N.V., a global tubular and oil and gas service provider.

Ms. Trent’s strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries, and experience as a director provides the Board with additional perspective on the Company’s operations.

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Class II - Continuing Directors Whose Terms Expire in 2020

Jeffrey “Jay” Craig, age 58. Director since 2018. Mr. Craig has served as Chief Executive Officer and President of Meritor, Inc., a global supplier for commercial vehicle manufacturers, since April 2015. Prior to this, from June 2014 to March 2015, Mr. Craig was President and Chief Operating Officer, with oversight of Meritor’s business segments – Commercial Truck & Industrial and Aftermarket & Trailer. He has been a member of the Meritor Board of Directors since April 2015. Prior to taking on the role of President and COO, Mr. Craig was Senior Vice President and President of Meritor’s Commercial Truck & Industrial segment from February 2013 to May 2014. He served as Senior Vice President and Chief Financial Officer at Meritor from February 2009 to January 2013 and has held various leadership positions at the company since 2006. Before joining Meritor, Mr. Craig served as President and CEO of General Motors Acceptance Corp.’s (“GMAC”) Commercial Finance organization from 2001 to 2006. Prior to that, Mr. Craig was President and CEO of GMAC’s Business Credit division from 1999 until 2001. He joined GMAC as a general auditor in 1997 from Deloitte & Touche, where he served as an audit partner.

Mr. Craig’s significant management experience provides the Board with additional perspective on the Company’s operations, including the Company’s transportation products businesses.

Joseph Alvarado, age 66. Director since 2018. Mr. Alvarado is the retired Chairman and CEO of Commercial Metals Company (“CMC”), a global manufacturer, recycler and marketer of steel and other metals. Mr. Alvarado joined CMC in April 2010, and prior to serving as Chairman from 2013 to 2018 and CEO from 2011 to 2017 he held the position of Executive Vice President and Chief Operating Officer. Prior to his tenure at CMC, Mr. Alvarado served as President, U.S. Steel Tubular Products for U.S. Steel Corp. after the completed acquisition of Lone Star Technologies, Inc. where he had served as President and Chief Operating Officer from 2004 to 2007. Prior to this, Mr. Alvarado served as a Vice President for Ispat North America Inc. (now Arcelor Mittal) in 1998 and as an Executive Vice President at Birmingham Steel Company in 1997. Mr. Alvarado began his career at Inland Steel Company in 1976, and in 1988 he was appointed Vice President and General Manager, Sales and Marketing for Inland Bar Company and was made President in 1995. Mr. Alvarado currently serves as a director of Trinseo, Kennametal, Inc., and PNC Financial Services Group, Inc., and he is a former director of Spectra Energy from 2011 until February 2017 when Spectra Energy merged with Enbridge, Inc. He has also served on the board of directors of various industry trade associations and community organizations.

Mr. Alvarado’s significant management experience provides the Board with additional perspective on the Company’s operations, including the Company’s construction products businesses.

John W. Lindsay, age 58. Director since 2018. Mr. Lindsay has served as Chief Executive Officer of Helmerich & Payne, Inc., a provider of drilling services and technologies, since 2014 and President and Director since 2012. Mr. Lindsay joined Helmerich & Payne in 1987 and has served in various positions including Vice President, U.S. Land Operations from 1997 to 2006 for Helmerich & Payne International Drilling Co., Executive Vice President, U.S. and International Operations from 2006 to 2010, Executive Vice President and Chief Operating Officer from 2010 to 2012, and President and Chief Operating Officer of the Company from 2012 to 2014.

Mr. Lindsay’s significant management experience provides the Board with additional perspective on the Company’s operations, including the Company’s energy equipment businesses.

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Class III - Continuing Directors Whose Terms Expire in 2021

Rhys J. Best, age 72. Non-Executive Chairman since 2018. Mr. Best is Non-Executive Chairman of MRC Global, Inc., a global industrial distributor of infrastructure products and services for the energy industry. Beginning in 1999, Mr. Best served as Chairman, President, and Chief Executive Officer of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. He was also a director of, and remained in these positions with, Lone Star Technologies, Inc., until its acquisition by U.S. Steel Corp. in 2007. Mr. Best is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, and Commercial Metals Corporation. From 2004 to 2014, he served on the board of directors of Crosstex Energy, L.P. and also served as Non-Executive Chairman of Crosstex from 2009 to 2014. From 2005 until the Separation in 2018, he was a member of the board of directors of Trinity Industries, Inc., and from 2007 until December 2018, he served on the board of directors of Austin Industries, Inc.

Mr. Best has extensive experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international operations and future international opportunities.

David W. Biegler, age 72. Director since 2018. Mr. Biegler serves as a director of Southcross Energy Partners GP, LLC (“Southcross GP”), and served from March 2018 to September 2018 as acting Chairman, President, and Chief Executive Officer, served as Chairman since 2015, as Chairman, President, and Chief Executive Officer from 2012 to 2015, and as Chairman and Chief Executive Officer from 2011 to 2012. Southcross GP is the general partner of Southcross Energy Partners, L.P. (“Southcross LP”), a company engaged in natural gas transportation and processing. Mr. Biegler served as Chairman of Southcross Holdings LP, which is currently the sole owner of Southcross GP, from August 2014 to January 2017, and served as its Chief Executive Officer from August 2014 to December 2014. Mr. Biegler also served as a director of Dynegy, Inc., a provider of wholesale power, capacity and ancillary services, from 2003 to 2011, and interim President and Chief Executive Officer of Dynegy, Inc. from March 2011 to April 2011. From 1992 until the Separation in 2018, he was a member of the board of directors of Trinity Industries, Inc. He retired as Vice Chairman of TXU Corp. in 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 to 2001. Mr. Biegler is also a director of Southwest Airlines, Inc. and Austin Industries, Inc. In November 2011, after Mr. Biegler had resigned from the Dynegy, Inc. board of directors, certain subsidiaries of Dynegy, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Antonio Carrillo, age 52. Antonio Carrillo serves as Arcosa’s President and Chief Executive Officer, as well as a member of its Board of Directors. From April 2018 until the Separation, Mr. Carrillo served as the Senior Vice President and Group President of Construction, Energy, Marine and Components of Trinity. From 2012 to February 2018, Mr. Carrillo served as the Chief Executive Officer of Mexichem S.A.B. de C.V., a publicly-traded global specialty chemical company. Prior to joining Mexichem, Mr. Carrillo spent 16 years at Trinity where he served as Senior Vice President and Group President of Trinity’s Energy Equipment Group and was responsible for Trinity’s Mexico operations. Mr. Carrillo previously served as a director of Trinity from 2014 until the Separation in 2018 and a director of Dr. Pepper Snapple Group, Inc. from 2015 to 2018.

As a result of his employment with Trinity and as a member of Trinity’s Board of Directors, Mr. Carrillo brings significant knowledge and understanding of Arcosa’s products, services, operations, and business environment. In addition, he has broad experience in managing and leading a significant industrial enterprise in Mexico, where Arcosa has a number of operations.

2019 PROXY STATEMENT | 15

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in this Proxy Statement.

As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of certain of the Company’s businesses.

This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion, is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2019 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2020 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that you vote FOR approval of this resolution.

2019 PROXY STATEMENT | 16

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In addition to providing stockholders with the opportunity to cast a “Say on Pay” advisory vote on the compensation of our named executive officers, in accordance with SEC rules, we are also providing our stockholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers in the future. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. Under this proposal, our stockholders may indicate whether they would prefer to have an advisory vote on executive compensation every one year, every two years, or every three years.

The HR Committee and the Board believe that the advisory vote on executive compensation should be conducted every year because we believe this frequency will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to more meaningful and timely communication between the Company and our stockholders on the compensation of our named executive officers.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: every “1 year,” “2 years,” “3 years,” or “abstain.”

For the reasons discussed above, we are asking our stockholders to vote for a frequency of every “1 year.”

The Say on Frequency vote is advisory, and therefore is not binding on the Company, the Board, or the HR Committee. However, the Board and the HR Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our named executive officers.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the advisory vote relating to compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion, shall be conducted every 1 YEAR.

The Board of Directors recommends a vote for the option of every “1 YEAR,” on an advisory basis, relating to the frequency of the advisory vote to approve named executive officer compensation, as stated in the above resolution.

2019 PROXY STATEMENT | 17

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. Although the Bylaws do not require that we seek stockholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisers, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal Year 2018

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the year ended December 31, 2018, and fees for other non-audit services rendered by Ernst & Young during the period. Fees billed by Ernst & Young to our Former Parent for periods prior to the November 1, 2018 date of Separation are not included in the table below.

2018
Audit fees	$1,060,000
Audit-related fees	3,000
Tax fees	5,000

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

Audit fees include fees associated with the annual audit of the Company’s consolidated and combined financial statements; incremental audit procedures related to the acquisition of ACG Materials; and statutory audits in Mexico and Europe.

Audit-Related Fees

Audit related fees are for the use of online research tools.

Tax Fees

Tax fees include fees for tax advice related to the work opportunity tax credit.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the services or category of services and includes an anticipated budget. In addition, the Audit Committee also may pre-approve services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision to the Audit Committee at its first meeting after the pre-approval was obtained. All services set forth in the table above were pre-approved by the Audit Committee before being rendered.

2019 PROXY STATEMENT | 18

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that two of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.arcosa.com under the heading “Investors — Governance — Governance Documents — Audit Committee Charter.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s financial statements, internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated and combined financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated and combined financial statements for the fiscal year ended December 31, 2018 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated and combined financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management, the Company’s internal auditors, and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended to the Board of Directors that the audited consolidated and combined financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Audit Committee

Douglas L. Rock, Chair
Jeffrey A. Craig
Melanie Trent

The Board of Directors recommends that you vote FOR ratification of the appointment of
Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

2019 PROXY STATEMENT | 19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophy and the pay programs applicable to the below-referenced named executive officers (“NEOs” or “Named Executive Officers”) in 2018. On November 1, 2018, the Company became an independent publicly traded company as a result of the Separation. Prior to the Separation, compensation decisions were made by our Former Parent. Accordingly, this CD&A and the related compensation tables include information regarding compensation awarded by, and executive compensation policies and practices of, our Former Parent as they relate to our Named Executive Officers prior to the Separation, as well as certain of the Company’s compensation programs following the Separation. The HR Committee will continue to review and determine the design of our executive compensation programs, policies and practices in the context of our business needs on a going-forward basis.

For 2018, the Named Executive Officers of the Company were:

•	Mr. Antonio Carrillo, President and Chief Executive Officer
•	Mr. Scott C. Beasley, Chief Financial Officer
•	Mr. Kerry S. Cole, President of Energy Equipment
•	Mr. Jesse E. Collins, Jr., President of Transportation Products
•	Mr. Reid S. Essl, President of Construction Products

As discussed above, until the consummation of the Separation, the Company was part of our Former Parent and was not an independent company. The Named Executive Officers’ respective 2018 compensation relates to (i) our Former Parent from January 1, 2018 through October 31, 2018, and (ii) the Company from November 1, 2018 through December 31, 2018. Other than with regard to Mr. Carrillo, who joined our Former Parent in April 2018 in anticipation of becoming our Chief Executive Officer, decisions regarding the establishment of the 2018 compensation of the Named Executive Officers were made in the normal course by our Former Parent management in accordance with the applicable plan or program and, with respect to Messrs. Cole and Collins, were also reviewed by the Former Parent Committee, as described in further detail below. In anticipation of the Separation and in connection with their appointments to senior officer roles with Arcosa, the Former Parent Committee reviewed and approved certain additional or revised terms of compensation for each of Messrs. Beasley, Collins, and Essl. Mr. Carrillo was hired on April 23, 2018 as an officer of our Former Parent and the future Chief Executive Officer of the Company. His compensation included incentives for his agreeing to leave his prior employment as Chief Executive Officer of Mexichem S.A.B. de C.V. The Former Parent Committee approved his compensation in connection with his appointment. Executive compensation decisions following the Separation are made by the Company’s HR Committee.

The contents of this CD&A are organized into the following sections:

•	Our Executive Compensation Policies and Practices
•	2018 Former Parent Compensation Program Philosophy
•	Compensation Approach and Benchmarking
•	Components of Compensation
•	Other Compensation Plans
•	Tax and Accounting Implications of Executive Compensation

This CD&A will be subject to an advisory say-on-pay vote at the Annual Meeting, and we will also conduct an advisory say-on-frequency vote at the Annual Meeting. Our Board and the HR Committee value the benefits of maintaining a dialogue with our stockholders and understanding their views. The HR Committee intends to consider the outcome of future say-on-pay votes as it evaluates the design of our executive compensation programs and the specific compensation decisions for each of our Named Executive Officers.

2019 PROXY STATEMENT | 20

Our Executive Compensation Policies and Practices

We have adopted the following compensation practices, which are intended to promote strong governance and alignment with stockholder interests:

What We Do:

•	Pay for Performance. We believe in a “pay for performance” philosophy. Our Former Parent historically linked executive compensation to measured performance in key financial and nonfinancial areas, and our practices are consistent with this philosophy.
•	Maintain Stock Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders and to assure that our executives and directors own meaningful levels of Common Stock throughout their tenures with Arcosa, in December 2018, the HR Committee adopted stock ownership guidelines for our non-employee directors and other senior officers of the Company as designated by the HR Committee. The directors and senior officers have five years from the date of adoption of the policy to meet their required stock ownership levels. The required level of stock ownership is determined by the number of shares of Common Stock equal to the following multiples:
Title	Ownership Level
Chief Executive Officer	5 times base salary
Chief Financial Officer	3 times base salary
Other Senior Officers	2 times base salary
Board of Directors	5 times annual board cash retainer
•	Require Double Trigger for Receipt of Severance Payments. The Arcosa, Inc. Change in Control Severance Plan (the “CIC Plan”) contains a “double trigger” in that there must be present both a change in control and a qualifying termination of the executive in order to trigger severance payments and acceleration of equity awards granted after the effective date of the CIC Plan. We believe that the CIC Plan provides a mechanism for eliminating the distraction to the executives that is inherent in change in control events.
•	Maintain a Clawback Policy. The Board of Directors has adopted a clawback policy which allows the HR Committee, to the extent legally permitted, to recover incentive compensation if the payment or award was predicated upon achieving financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.
•	Retain an Independent Compensation Consultant. The Former Parent Committee directly retained the Compensation Consultant as an independent compensation consultant to provide guidance on executive compensation-related matters and to perform an annual total compensation study including compensation benchmarking information from peer group companies. Our HR Committee has retained the Compensation Consultant to advise it on matters relating to executive and director compensation.
•	Prohibit Hedging and Pledging Our Shares. Our insider trading policy prohibits executive officers and directors from pledging our securities or engaging in hedging or short-term or speculative trading of our securities, including, without limitation, short sales or transactions in puts, calls, forwards, futures or other derivative securities.

What We Don’t Do:

•	No Dividends on Unvested Restricted Stock Units. During the vesting period, recipients do not earn dividends on time-based or performance-based restricted stock units. Unvested awards of time-based restricted stock units accrue dividend equivalents, which will be paid in cash only if and when such awards vest.
•	No Excise Tax Gross-Ups for Participants in the Arcosa, Inc. Change in Control Severance Plan. The CIC Plan provides that no excise or other tax gross-ups will be paid, and that severance benefits will be available only upon termination of employment for “good reason” by an officer or without “cause” by Arcosa. For a discussion of the CIC Plan, see “Other Compensation Plans” and “Potential Payments upon Termination or Change in Control.”
2019 PROXY STATEMENT | 21

•	No Employment Contracts. None of the Named Executive Officers have employment contracts.
•	No Significant Perquisites. Consistent with our executive compensation philosophy, we limit the perquisites provided to executive officers to those that serve reasonable business purposes.

2018 Former Parent Compensation Program Philosophy

The following section describes our Former Parent’s compensation program philosophy and objectives as they related to setting 2018 compensation for our Named Executive Officers. Our executive compensation philosophy will continue to emphasize pay for performance, including separate performance metrics for short-term and long-term incentive opportunities and weighting a majority of long-term incentive compensation on performance objectives. The HR Committee expects to continue to review and define our executive compensation program to align with our business needs, including to attract and retain key executive talent, support achievement of our business strategy, and support the creation of stockholder value.

Pay for Performance Philosophy

Our Former Parent’s executive compensation philosophy was based on pay for performance. Target performance-based incentive compensation, including both annual and performance-based long-term compensation was generally within a range of 50 percent to 59 percent of our Former Parent’s named executive officer’s total target compensation. The Former Parent Committee believed that by having a significant amount of an executive’s compensation based on performance, and therefore at risk of non-payment, the executive would be properly motivated to bring added value to our Former Parent. Our Former Parent’s executive compensation program was also designed to provide significant upside opportunity for exceptional performance and conversely, reduce compensation when Trinity performance was lower than expected.

Objectives of the Executive Compensation Program

The primary emphasis of our Former Parent’s executive compensation program was to encourage and reward progress toward our Former Parent’s strategic and financial objectives. These objectives were recommended by its management, with oversight by our Former Parent’s Board of Directors, and were designed to promote the long-term interests of our Former Parent’s stockholders. As stockholders themselves, our Former Parent’s leaders were keenly focused on achieving these objectives. Our Former Parent’s executive compensation program reflected its pay for performance philosophy. Table 1 below provides a summary of our Former Parent’s executive compensation program design and alignment with its executive compensation program objectives.

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Table 1: Executive Compensation Program Summary

2018 Executive Compensation Program Objectives	2018 Executive Compensation Program Design
*   Provided an incentive for long-term value creation
     for stockholders

*   Encouraged the highest level of performance and
     accountability for optimizing the shared characteristics
     between our Former Parent’s businesses for its
     overall success

*   Aligned compensation with annual and long-term
     business objectives, strategies, and financial targets

*   Motivated senior executives to successfully guide our
     Former Parent through changing economic cycles
     and business climates, and lead rapid production
     capacity adjustments to meet market demands

*   Attracted, motivated and retained the key executives
     needed to enhance the performance and profitability
     of our Former Parent throughout its business cycles
     and meet its objective for long tenure among its
     senior executives

*   Encouraged executives to enhance our Former
     Parent’s position as a premier, diversified industrial
     company

*   Be transparent and easy to understand by the
     programs’ participants and our Former Parent’s
     stockholders

*   Used equity-based awards and executive stock
     ownership requirements to align with stockholder
     interests

*   Provided compensation opportunity commensurate
     with the Former Parent’s performance and annual
     and long-term incentives that were linked to
     stockholder interests

*   Provided a reasonable mix of fixed and incentive
     compensation

*   Provided a reasonable balance between annual and
     long-term compensation

*   Maintained competitive pay levels based on the Peer
     Survey Data (as defined below) and peer group proxy
     disclosure data (targeted range for total target
     compensation was generally within 10 percent above
     or below the 50th percentile of the Peer Survey Data)

*   Provided compensation levels that were aligned with
     performance and addressed both industry
     competitiveness and recruiting/retention
     competitiveness

*   Incorporated enterprise-wide performance metrics to
     encourage executives to integrate operations and
     leverage expertise throughout our Former Parent

Compensation Approach and Benchmarking

Compensation Approach

Our Former Parent’s executive compensation was designed to drive executive accountability for performance of our Former Parent as a whole. This approach was reflected in our Former Parent’s compensation program and contributed to a performance-driven culture where executives were expected to deliver results that promoted our Former Parent’s position as a premier, diversified industrial company.

The Former Parent Committee retained the Compensation Consultant to provide the Former Parent Committee with guidance on executive compensation-related matters and to perform an annual total compensation study, the product of which was compensation benchmarking information from peer group companies for certain of our Former Parent’s key senior executives (the “Peer Survey Data”). At the direction of the Former Parent Committee, our Former Parent’s management, including the CEO, met with the Compensation Consultant to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for our Former Parent’s key senior executives. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for base salary, target annual incentive compensation, target long-term incentive compensation, and total target compensation for each of its key senior executives as compared to the 50th percentile of the Peer Survey Data.

After discussions with the Former Parent Committee, our Former Parent’s management, and a review of the Peer Survey Data, the Compensation Consultant provided comparative information for certain key senior executive positions. After evaluating the market compensation data, our Former Parent’s CEO discussed with the Former Parent Committee his evaluation of each key senior executive, excluding himself. The discussion included performance for the past year; specific achievements he believed should be highlighted; changes in the breadth, complexity, or scope of responsibilities; operating results; organizational improvements; and relative pay equity among the Former Parent’s named executive officers. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each key senior executive, were presented to the Former Parent Committee.

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The Former Parent Committee considered compensation for each of our Former Parent’s key senior executives based on the overall objectives of our Former Parent’s executive compensation program, and a review of the following for each executive:

•	the breadth, complexity, and scope of each executive’s responsibilities within our Former Parent;
•	the executive’s performance in optimizing our Former Parent’s overall success in providing leadership support of operational and financial flexibility that directed resources to those products in greatest demand and capitalized on investment opportunities;
•	past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and
•	Peer Survey Data against which executive compensation was compared.

Our Former Parent generally targeted the total target compensation of its key senior executives between 10 percent above or below the 50th percentile of the Peer Survey Data. The Former Parent Committee considered the targeted range and developed a total target compensation amount for each key senior executive using the objectives described above and the Peer Survey Data as general guidelines. This approach supported our Former Parent’s philosophy of driving performance and accountability. For further explanation of the Peer Survey Data, see “Benchmarking and Peer Survey Data for 2018 Compensation” below.

Benchmarking and Peer Survey Data for 2018 Compensation

In setting 2018 compensation, the Peer Survey Data included data from each company named in the peer group shown below. The Former Parent Committee considered Peer Survey Data provided by the Compensation Consultant when developing 2018 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for our Former Parent’s key senior executives.

The Former Parent Committee performed an annual review to determine whether to make any changes to the peer companies. For the November 2017 compensation study used to establish 2018 compensation, the peer companies were the same as the peer group companies used to establish 2017 compensation. The Former Parent peer group was comprised of industrial companies with similar size (measured by revenue and market capitalization), span of operation, and business complexity that our Former Parent could potentially compete with for executive talent. Prior to the Separation, the Former Parent Committee compared its compensation program with the following peer companies for 2018:

American Axle & Manufacturing Holdings, Inc.	Joy Global Inc.	Roper Technologies, Inc.
AMETEK, Inc.	Kennametal Inc.	Ryder System, Inc.
Chicago Bridge & Iron Company N.V.	The Manitowoc Company, Inc.	SPX Corporation
Crane Co.	Meritor, Inc.	Terex Corporation
Cummins Inc.	Navistar International Corporation	The Timken Company
Danaher Corporation	Oshkosh Corporation	United Rentals, Inc.
Dover Corporation	PACCAR Inc.	Valmont Industries, Inc.
Flowserve Corporation	Pentair plc	Worthington Industries, Inc.
Illinois Tool Works Inc.	Rockwell Automation, Inc.

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The Peer Survey Data is size-adjusted to reflect pay levels for a company of our Former Parent’s revenue size and includes data for base salary, target annual and long-term incentive compensation and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey. As a point of reference, when available for its executive officers, the Former Parent Committee also reviewed the most recently available peer group proxy disclosure data for the 2018 peer companies above.

The Former Parent Committee realized that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The Former Parent Committee used the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the Former Parent Committee believed to be consistent with the overall compensation objectives of the Former Parent in the best long-term interests of its stockholders.

In anticipation of the Separation, our Former Parent engaged the Compensation Consultant to assist in designing Arcosa’s executive compensation program. The Compensation Consultant developed a new compensation benchmarking peer group for Arcosa to be more reflective of Arcosa as a stand-alone company post-Separation. The new Arcosa peer group was developed based on the following attributes:

•	similar revenue size (1∕2 to 3 times the size of Arcosa);
•	representative companies that include heavy equipment and agricultural machinery manufacturers, marine equipment manufacturers, construction and building materials companies, oil and gas equipment and services companies, and steel companies;
•	executive positions similar in breadth, complexity, and scope of responsibility; and
•	competition for executive talent.

The resulting peer group consists of 33 companies with median revenues of approximately $2.068 billion. The new Arcosa peer group shown in Table 2 below was approved by the Former Parent Committee prior to the Separation.

Table 2: New Arcosa Peer Companies

New Arcosa Peer Companies
Actuant Corporation	Fortune Brands Home & Security, Inc.	Nordson Corporation
AZZ Inc.	Global Brass and Copper Holdings, Inc.	Owens Corning
AK Steel Holding Corporation	Graco Inc.	Park-Ohio Holdings Corp.
Babcock & Wilcox Enterprises, Inc.	Harsco Corporation	SPX FLOW, Inc.
Chart Industries, Inc.	IDEX Corporation	Summit Materials, Inc.
Commercial Metals Company	ITT Inc.	Terex Corporation
Crane Co.	KBR, Inc.	TriMas Corporation
Eagle Materials Inc.	Kirby Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Martin Marietta Materials, Inc.	Vulcan Materials Company
Flowserve Corporation	MasTec, Inc.	Wabash National Corporation
Forterra, Inc.	Matson, Inc.	Watts Water Technologies, Inc.

For each of Arcosa’s Named Executive Officers, in connection with their appointments as senior executives of the Company, the Compensation Consultant provided the Former Parent Committee with a benchmarking analysis for their new roles using data for the new Arcosa peer group. The Compensation Consultant used regression analysis to provide size-adjusted market data to the Former Parent Committee.

Following the Separation, our HR Committee approved the continued retention of the Compensation Consultant to advise it in its compensation planning decisions.

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Components of Compensation

Our Former Parent annually provided the following four key components of compensation to its executives, including our Named Executive Officers:

•	base salary;
•	annual incentive compensation;
•	long-term incentive compensation; and
•	other compensation.

Set forth below are the components of total target compensation, how these components were applied to each Named Executive Officer, and an analysis of why such amounts were set or paid.

Base Salary

Base salary was intended to attract, motivate and retain key executives by providing a consistent level of pay that appropriately compensated the executive for the breadth, complexity, and scope of responsibility inherent in the position. After evaluating the market compensation data, our Former Parent’s management approved 2018 base salaries for the Named Executive Officers as follows: Mr. Beasley, $288,900; Mr. Cole, $420,000; Mr. Collins, $315,000; Mr. Essl, $304,500. In connection with Mr. Carrillo’s appointment as the future CEO of Arcosa, the Former Parent Committee approved an annual base salary of $850,000.

In connection with the Separation, the Former Parent Committee reviewed market compensation data for Arcosa and made changes to the annual base salaries of Messrs. Beasley, Collins and Essl to reflect their promotions into senior executive roles with the Company. The annual base salaries of Messrs. Beasley, Collins, and Essl increased to $400,000, $350,000, and $350,000, respectively, effective November 1, 2018. Mr. Cole’s base salary remained the same, as he continued in substantially the same role following the Separation.

Incentive Compensation Overview

Our Former Parent approached annual and long-term goal setting throughout its typical business cycle by considering its business plan forecast over the relevant performance period and our Former Parent’s historical incentive plan payouts to strike a balance amongst motivational goals that support creation of stockholder value. To set the 2018 annual and long-term performance levels, each business unit developed a forecast that included both upside and downside business projections for the respective incentive plan performance period. These business unit projections were consolidated at the corporate level to obtain company-wide forecasts. Incentive targets for 2018 were established by the Former Parent Committee based on several important factors, including:

•	the industrial downturn that began in 2015;
•	current and historical industry performance;
•	an evaluation of our Former Parent’s current placement in its multi-year business cycle;
•	a review of Peer Survey Data in support of the Former Parent Committee’s objective of delivering competitive pay throughout our Former Parent’s business cycle;
•	the volatile nature of earnings of our Former Parent, common within the industries in which our Former Parent operates; and
•	recognition of the individual performance factors.

Because our Former Parent was a cyclical business, its goal setting philosophy for the annual incentive program was based on the annual operating plan, while the long-term goal setting process encouraged growth over a longer period. The annual goal setting process sought strong performance throughout our Former Parent’s normal business cycle. The long-term goal setting process was focused on long-term company growth that rewarded stockholders and aligned annual decisions to the long-term business plan. This goal setting philosophy has been in place for many years, and has served to drive effective results for stockholders as illustrated by our Former Parent’s long-term performance.

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The Former Parent Committee believed that (i) the threshold performance level should be set such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be difficult to achieve. The amount of incentive compensation earned was linearly interpolated for performance falling between the specified performance levels.

Once the Former Parent Committee established performance levels for incentive compensation, it received regular updates throughout the year regarding our Former Parent’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The Former Parent Committee also continually assessed whether it believed the programs were producing the desired results. At the end of each year, the Former Parent Committee reviewed the results of the programs and further assessed the effectiveness of the programs over the preceding year. This review formed the foundation for the incentive compensation programs for the coming year.

2018 Annual Incentive Compensation

For 2018, the Former Parent Committee selected the performance metrics, performance levels and other elements of the annual incentive compensation program (referred to as “Former Parent AIP”) with the objective of assuring management’s focus on appropriate performance metrics. Upon the Separation, the Company adopted its own annual incentive compensation plan (the “Company AIP”). Under the Company AIP, the HR Committee also may choose to, among other things, (i) modify or discontinue the Company AIP at any time; (ii) increase or decrease a named executive officer’s annual incentive compensation on a discretionary basis; and (iii) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements. The HR Committee may remove any unusual or infrequently occurring or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

For 2018, the Former Parent approved the target annual incentive opportunities for each Named Executive Officer based on his then-current position, except for Mr. Carrillo, whose target incentive opportunity was set in April 2018 in connection with his appointment as our future Chief Executive Officer. Mr. Carrillo’s annual incentive opportunity for 2018 was pro-rated based on his date of hire. In anticipation of the Separation, the Former Parent Committee approved an increase in the 2018 target annual incentive opportunity effective as of the Separation date for each Named Executive Officer, other than Messrs. Carrillo and Cole, in connection with his assumption of a senior executive role with Arcosa (and related increases to base salary amounts). These target opportunities are set forth in Table 3 below.

Table 3: 2018 Target Annual Incentive Opportunities

Named Executive Officer	Target Annual Incentive Opportunity Pre-Separation ($)	Target Annual Incentive Opportunity Post-Separation ($)	Pro-rated Annual Incentive Opportunity for 2018(1) ($)
Antonio Carrillo	$850,000	$850,000	$586,282
Scott C. Beasley	180,000	250,000	191,667
Kerry S. Cole	280,000	280,000	280,000
Jesse E. Collins, Jr.	180,000	225,000	187,500
Reid S. Essl	180,000	225,000	187,500
(1)	Reflects the pro-rated annual target incentive opportunity in 2018 for Mr. Carrillo from the date of his employment on April 23, 2018. For the Named Executive Officers other than Mr. Carrillo, the amounts reflect the annualized annual target incentive opportunity based on their respective pre-Separation opportunity applied for the ten months ended October 31, 2018 and the post-Separation opportunity applied for the remaining two months of 2018.
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The Former Parent Committee approved Operating Profit as the exclusive financial performance metric for 2018, concluding that Operating Profit (excluding costs associated with the Separation) should comprise 80% of the total target annual incentive opportunity for 2018. Costs associated with the Separation were excluded from the calculation of Operating Profit due to uncertainty with respect to costs associated with the Separation and our Former Parent’s capital structure prior to and after the Separation. Our Former Parent anticipated the mixed product demand conditions in certain markets would continue throughout 2018, and the Former Parent Committee established the Operating Profit performance levels reflective of such market conditions. The Former Parent Committee established the 2018 Operating Profit performance levels as set forth in Table 4 below.

Table 4: 2018 Annual Incentive Operating Profit Performance Levels and Payout Opportunities ($’s in millions)

	Threshold	Target	Maximum
Operating Profit performance levels	$370.9	$463.7	$625.0
NEO payout opportunity as a percentage of target	40%	100%	200%

The target Operating Profit level was selected because it was expected to result in 2018 EPS that was equal to our Former Parent’s 2017 adjusted EPS and was greater than the high end of the full year 2018 EPS guidance released in February 2018.

Additionally, the remaining 20% of each participant’s total target annual incentive opportunity for 2018 was based on the successful Separation, evaluated subjectively based on timely execution, overall cost, thorough documentation and completion, accuracy, and minimal disruption to the daily operations of the businesses.

At the time of the Separation, our Former Parent agreed to fund the 2018 annual incentive payout through the Separation date for the Arcosa Named Executive Officers at 110% of the Operating Profit target, which was our Former Parent’s then-accrued performance level as of the Separation date, and at 100% of the successful Separation target amount.

In March 2019, our HR Committee evaluated the performance of our Former Parent and Arcosa against the performance metrics. The HR Committee considered our Former Parent’s then-accrued performance level achievement of 110% as of the Separation date and Arcosa’s performance exceeding internal projections for the two months following Separation. Given that the Separation occurred near the end of the year, consistent with and as contemplated by our Former Parent’s 2018 AIP, our HR Committee applied the then-accrued performance level for the full year.

Based on this review, our HR Committee recommended a payout at 110% of each Named Executive Officer’s incentive opportunity with respect to Operating Profit performance. Our HR Committee also determined that the Separation was executed successfully, resulting in a payout of 100% of the Separation target opportunity. Accordingly, our HR Committee approved a total payout of 108% of the Named Executive Officers’ total annual incentive opportunity, resulting in the following 2018 annual incentive award payouts for the Named Executive Officers:

Table 5: 2018 Annual Incentive Payout

Named Executive Officer	2018 Annual Incentive Total Payout ($)
Antonio Carrillo	$633,185
Scott C. Beasley	207,000
Kerry S. Cole	302,400
Jesse E. Collins, Jr.	202,500
Reid S. Essl	202,500

In addition to the 2018 Company AIP, Mr. Beasley received a Separation success bonus in the amount of $125,000 in recognition of his significant efforts and performance in support of the Separation, contingent on his continued employment through the date of payment. Half of the bonus was paid 30 days following the effective date of the Separation in November 2018, and the other half was paid 90 days following the effective date of the Separation in January 2019.

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Long-Term Incentive Compensation

Long-term incentive compensation (referred to as “LTI”) was a key part of the total target compensation for our Former Parent’s executives. The overarching purpose of LTI was to align executives’ interests with those of stockholders and motivate executives to create long-term stockholder value by improving earnings and returns through a variety of strategic and operational initiatives.

The Former Parent Committee made time-based awards to its named executive officers and senior officers when it determined that such awards were helpful in retaining the officers. In making this determination, the Former Parent Committee considered a number of factors, including historical time-based awards provided, the officer’s tenure with our Former Parent, and the officer’s performance in his or her respective roles. All time-based restricted stock unit awards provide for dividend equivalent units payable in cash, which will vest on the same schedule as the corresponding time-based restricted stock unit awards.

Our Former Parent also issued performance-based restricted stock units for the performance-based component of its named executive officers’ target LTI grants. This program was designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards following the end of the relevant performance period.

Our Former Parent’s attainment of the performance levels during the performance period determined the number of performance-based restricted stock units that were ultimately earned following the end of the performance period. These units are non-voting and do not receive dividends during the performance period.

For 2018, the target LTI for each Named Executive Officer was set as a specified dollar amount that was used to calculate the Named Executive Officer’s target LTI grant. The target LTI grant was calculated by dividing the target LTI dollar amount for each Named Executive Officer by the closing stock price on the date of grant. The 2018 target LTI grants made to the Named Executive Officers were comprised of 60% performance-based restricted stock units for the performance period 2018-2020 and 40% time-based restricted stock units. This was a change from 2017 and was made to improve key executive retention during the Separation of Arcosa and for long-term retention of the key executives to build stockholder value. In 2018, in consideration of the planned Separation and the desire to identify a metric that drove performance and was measurable through the Separation, the Former Parent Committee approved relative Total Stockholder Return, as defined by the Former Parent Committee, as the performance metric for the three-year performance period from January 1, 2018 through December 31, 2020. Relative Total Stockholder Return is measured against the companies in the S&P MidCap 400 Index as of January 1, 2018. The Former Parent Committee established the 2018-2020 Total Stockholder Return performance levels as follows:

Table 6: 2018-2020 Performance-Based Restricted Stock Unit Performance Levels and Payout Opportunities

	Threshold	Target	Maximum
Total Stockholder Return	25th percentile	50th percentile	75th percentile
NEO payout opportunity as a percentage of target	30%	100%	200%

The Named Executive Officers will earn 0% of the target if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of performance-based restricted stock units earned will be interpolated accordingly.

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The remaining 40% of the Named Executive Officer’s target LTI grant was made in the form of time-based restricted stock units to promote long-term executive retention and alignment with stockholders. The time-based restricted stock units vest 50% on the third anniversary of the grant date (May 2021) and 50% on the fourth anniversary of the grant date (May 2022) if the Named Executive Officer remains continuously employed by Arcosa and an employee in good standing on such dates. The 2018 target values of LTI awards for our Named Executive Officers are set forth in Table 7 below:

Table 7: 2018 Target Value of Annual LTI Awards

Named Executive Officer	Target Value of Time-Based Restricted Stock Units ($)(1)	Target Value of Performance-Based Restricted Stock Units ($)(1)	Total Target Value of LTI Award ($)
Antonio Carrillo	$1,360,000	$2,040,000	$3,400,000
Scott C. Beasley	90,000	135,000	225,000
Kerry S. Cole	140,000	210,000	350,000
Jesse E. Collins, Jr.	90,000	135,000	225,000
Reid S. Essl	90,000	135,000	225,000
(1)	Reflects the target value of the Named Executive Officer’s 2018 time-based restricted stock unit award and 2018-2020 performance-based restricted stock unit award. The number of time-based restricted stock units and performance-based restricted stock units granted for the Named Executive Officers is calculated by dividing the target value for each Named Executive Officer by our Former Parent’s closing stock price on the grant date of May 7, 2018, which was $32.78 per share.

In addition, in connection with Mr. Carrillo’s appointment in April 2018 as an officer of our Former Parent and future CEO of Arcosa, the Former Parent Committee approved a one-time LTI grant to Mr. Carrillo in the amount of $3.5 million in Arcosa time-based restricted stock units as an incentive for Mr. Carrillo agreeing to leave his prior employment as CEO of Mexichem S.A.B. de C.V. and to create further alignment with stockholders post-Separation. These time-based restricted stock units vest on the fourth year anniversary of the award if he is employed by Arcosa on such date. This award was ratified and granted by our HR Committee on November 12, 2018. The 115,474 restricted stock units received on the date of grant was calculated by the amount of the award divided by the closing stock price of $30.31 on the date of grant.

In consideration of their increased responsibilities, the Former Parent Committee approved adjusted total target compensation, effective November 1, 2018, including target LTI for future LTI awards for each of Messrs. Beasley, Collins, and Essl of $400,000, $350,000, and $350,000, respectively.

The treatment of the 2018 Former Parent equity awards in connection with the Separation is discussed below.

Treatment of Outstanding Trinity Equity Awards in the Separation

Trinity Awards Granted in 2018. Arcosa adopted the 2018 Stock Option and Incentive Plan (the “Incentive Plan”) in connection with the Separation, and Arcosa employees received Arcosa equity awards under the Incentive Plan in respect of Trinity equity awards held by them. Trinity time-based restricted stock units and performance-based restricted stock units granted in 2018 were converted to Arcosa time-based restricted stock units and performance-based restricted stock units, as applicable, using a formula that was intended to cover an adjusted number of Arcosa stock units so as to preserve the value that existed with respect to such awards immediately prior to the Separation. The conversion ratio was 1.0110 Arcosa shares for every 1 Trinity share. Generally, the conversion of the 2018 Trinity equity awards held by Arcosa employees resulted in Arcosa equity awards being subject to the same terms and conditions as were in effect prior to the Separation other than payouts in respect of the 2018-2020 performance-based restricted stock units will be based on Arcosa’s Total Stockholder Return as measured against the companies in the S&P MidCap 400 Index, with the baseline stock price adjusted to reflect the Separation.

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Table 8 shows the number of as-converted 2018 Trinity equity awards (reflecting the conversion into Arcosa equity awards) for each Named Executive Officer following the Separation.

Table 8: 2018 Trinity Equity Awards As-Converted to 2018 Arcosa Equity Awards

Named Executive Officer	Arcosa 2018-2020 Performance- Based Restricted Stock Units (at target) (#)	Arcosa Time-Based Restricted Stock Units (#)
Antonio Carrillo	62,919	41,945
Scott C. Beasley	4,164	2,776
Kerry S. Cole	6,477	4,317
Jesse E. Collins, Jr.	4,164	2,776
Reid S. Essl	4,164	2,776

Restricted Shares, Time-Based Restricted Stock Units, and Performance-Based Restricted Stock Units Granted Prior to 2018. Outstanding Trinity restricted shares and time-based restricted stock units that were granted prior to 2018 were treated in the same manner as outstanding shares of Trinity common stock. Accordingly, effective with the Separation, the Named Executive Officers retained such Trinity restricted shares and time-based restricted stock units and also received Arcosa restricted shares and time-based restricted stock units in an amount as determined by applying the Separation distribution ratio of one Arcosa share for every three Trinity shares.

The Trinity 2016-2018 and 2017-2019 performance-based restricted stock units held by the Named Executive Officers were converted to Arcosa time-based restricted stock units at 22% of target and 158% of target, respectively, which was the then-accrued performance level achievement as of the Separation date determined by the Former Parent Committee. The Arcosa time-based restricted stock units vest on the same vesting schedule as the original Trinity performance-based restricted stock units.

Table 9 shows the aggregate number of Arcosa restricted shares and time-based restricted stock units received in respect of Trinity (i) restricted shares and time-based restricted stock units granted prior to 2018; (ii) 2016-2018 performance-based restricted stock units; and (iii) 2017-2019 performance-based restricted stock units for each Named Executive Officer following the Separation. For a full list of outstanding equity awards held by each of the Named Executive Officers, see “Outstanding Equity Awards at Year-End.”

Table 9: Pre-2018 Trinity Equity Awards As-Converted to Arcosa Equity Awards

Named Executive Officer	Arcosa Equity Awards (#)
Antonio Carrillo	5,736
Scott C. Beasley	17,006
Kerry S. Cole	30,202
Jesse E. Collins, Jr.	17,589
Reid S. Essl	22,453

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Other Compensation Plans

Executive Perquisites

Our Former Parent maintained an executive perquisites plan for certain executives. Mr. Cole was the only Named Executive Officer who participated in the perquisites plan. The amount of the executive perquisite allowance was determined annually by the Former Parent Committee based on our Former Parent’s current and potential future performance. In establishing the percentage, the Former Parent Committee reviewed and considered our Former Parent’s performance in the past year and the business plan for the coming year. Pursuant to the perquisite plan, the perquisite allowance replaced certain traditional job-related benefits for executives. Each participant in the perquisites plan was required to use $6,000 of the amount received under the executive perquisite allowance to maintain a four-door sedan that would be used for business purposes, Trinity-approved levels of automobile insurance and other maintenance, and to forego expense reimbursement for the first 10,000 business miles annually. In addition to the perquisite allowance, our Former Parent named executive officers were encouraged to have a physical examination each year that is paid for by our Former Parent. Messrs. Collins and Essl did not participate in the perquisites plan but each was provided with a company car.

Following the Separation, Arcosa terminated the executive perquisites plan, effective January 1, 2019.

Post-employment Benefits

Arcosa’s retirement and savings compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Arcosa’s retirement and savings compensation plans consist of the following:

•	Arcosa, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) - a voluntary, tax qualified, defined contribution plan that covers most of Arcosa’s employees, including the Named Executive Officers and includes a potential annual Arcosa match for a portion of each employee’s contribution. The 401(k) Plan (i) provides for potential annual contributions by Arcosa to the participating employee’s account of up to an additional three percent of an employee’s base pay, subject to the Internal Revenue Code (“Code”) limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”); and (ii) requires Board approval for Arcosa to make the 401(k) Arcosa match and the Annual Retirement Contribution.
•	Arcosa, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) - a supplemental deferred profit sharing plan for highly compensated employees, including the Named Executive Officers, that allows them to defer a portion of their base pay and annual incentive and includes an Arcosa match of up to six percent of pay, first to the maximum extent under the 401(k) Plan and then to the Supplemental Plan.

Change in Control Severance Plan

Previously, our Former Parent entered into a change in control agreement with each of Messrs. Carrillo, Beasley and Cole that provided for certain vesting of equity awards upon a change in control and the payment of certain compensation if the Named Executive Officer’s employment with our Former Parent was terminated under one of the circumstances described in the agreement in connection with a change in control of our Former Parent (as defined in the agreement). These agreements were assumed by Arcosa in connection with the Separation.

On December 6, 2018, our HR Committee recommended for approval, and our Board of Directors approved, the CIC Plan. Arcosa’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of Arcosa’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of Arcosa.

Each of the Named Executive Officers entered into a participation agreement under the CIC Plan upon which such officer became subject to the CIC Plan and any prior individual change in control agreements were terminated. The CIC Plan is effective through the third anniversary of the effective date of the CIC Plan, provided that the Company has the right to renew the CIC Plan for additional one-year terms.

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The CIC Plan contains a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the Named Executive Officer’s employment before compensation will be paid under the CIC Plan or for acceleration of equity awards that are granted on or after the date of the CIC Plan. Pursuant to the CIC Plan, if a Named Executive Officer’s employment is terminated by the Company without “Cause” or by the participant for “Good Reason,” in each case, within two years following a “Change in Control” (each, as defined in the CIC Plan), then:

•	the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and business segment presidents, and 1.5 for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance;
•	all then-outstanding and unvested stock awards that were granted on or after the effective date of the CIC Plan will become 100% vested;
•	all benefits under any then-outstanding deferred compensation arrangements will become 100% vested; and
•	for 24 months following the Named Executive Officer’s termination, (i) the Named Executive Officers will continue to receive medical, dental, vision, health, and life insurance benefits no less favorable than were provided prior to termination, provided that such coverage will cease if the Named Executive Officers obtains comparable coverage under a subsequent employer’s benefit plan; and (ii) the Named Executive Officers will receive executive level outplacement services, up to a maximum of $15,000.

With respect to equity awards outstanding prior to the effective date of the CIC Plan, such awards will become 100% vested following a Change in Control. The Named Executive Officers are required to execute a release in favor of the Company in exchange for receiving CIC Plan benefits. Pursuant to the CIC Plan, each Named Executive Officer is subject to non-competition, non-solicitation, and non-recruitment covenants for 12 months following termination of employment as well as confidentiality obligations and non-disparagement covenants that survive indefinitely.

The CIC Plan does not include excise tax gross ups. In the event payments under the CIC Plan would trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, such payments will be reduced if such reduction would result in a greater after-tax benefit to the Named Executive Officer.

Arcosa considers the compensation payable under the CIC Plan upon specified events of termination following a Change in Control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the CIC Plan are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but may not be specifically considered by the HR Committee when making changes in base salary, annual incentive compensation or long-term incentive compensation.

The Change in Control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” Arcosa does not have severance agreements with Named Executive Officers other than in connection with the CIC Plan.

Health and Welfare Benefits

The Arcosa-supported medical plan, life insurance and long-term disability plan and employee-paid dental, vision, critical illness insurance and supplemental life insurance are substantially similar for the Named Executive Officers as for all full-time employees. Arcosa does not provide health benefits to retirees.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Named Executive Officers. The HR Committee may consider tax deductibility in structuring executive compensation arrangements. However, the HR Committee will establish executive compensation arrangements that it believes are in the best interests of the Company and our stockholders, including performance-based compensation, even if those arrangements are not fully deductible under Section 162(m).

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Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources Committee

David Biegler, Chair
Joseph Alvarado
John Lindsay

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Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.

The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2018 and 2017. The amounts paid and compensation granted in 2017 and during the period in 2018 before Separation were paid or provided by our Former Parent.

Summary Compensation Table

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Antonio Carrillo President and Chief Executive Officer(1)	2018	$585,985	$—	$7,461,408	$633,185	$561	$95,726	$8,776,865
	2017	—	—	130,023	—	713	113,205	243,941
Scott C. Beasley Chief Financial Officer	2018	307,417	62,500	262,188	207,000	—	16,825	855,930
	2017	270,000	—	440,193	213,000	—	11,714	934,907
Kerry S. Cole President, Energy Equipment	2018	420,000	—	407,816	302,400	—	55,447	1,185,663
	2017	400,000	—	311,235	355,000	21,000	49,967	1,137,202
Jesse E. Collins, Jr. President, Transportation Products	2018	320,833	—	262,188	202,500	—	17,271	802,792
	2017	300,000	—	511,945	177,500	37,000	16,200	1,042,645
Reid S. Essl President, Construction Products	2018	312,141	—	262,188	202,500	—	23,551	800,380
	2017	290,000	—	440,470	213,000	1,000	19,536	964,006
(1)	Mr. Carrillo was appointed as an officer of our Former Parent and the future CEO of the Company in April 2018. Prior to his appointment, Mr. Carrillo received compensation as a non-employee director of our Former Parent. Mr. Carrillo’s 2018 stock award includes a one-time sign-on grant of time-based restricted stock units in connection with his appointment as an incentive for his agreeing to leave his prior employment as Chief Executive Officer of Mexichem S.A.B. de C.V. He does not receive additional compensation for his services as a director of the Company.
(2)	This column includes amounts deferred pursuant to the Supplemental Plan for Messrs. Beasley, Cole, and Essl, and 2018 amounts are also reported in the “Nonqualified Deferred Compensation Table” below.
(3)	Reflects the half of Mr. Beasley’s Separation success bonus that was earned in November 2018. The remaining half of his Separation bonus was earned in January 2019.
(4)	Amounts reflect the grant date fair value of awards of time-based restricted stock units and performance-based restricted stock units granted in the fiscal year computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 12 of Item 8 of the 2018 Annual Report. Amounts for 2018 include grants of the 2018-2020 performance-based restricted stock units at target value. The potential maximum values (200% of target) for the 2018-2020 performance-based restricted stock units are for Messrs. Carrillo, $5,203,401; Beasley, $344,363; Cole, $535,648; Collins, $344,363; and Essl, $344,363.
(5)	Non-equity incentive plan compensation represents cash awards earned under the Company AIP (or the Trinity AIP, as applicable) based on goal achievements.
(6)	This column represents the increase in the actuarial present value of benefits for Messrs. Cole, Collins, and Essl under our Former Parent’s pension plan. During 2018, total pension values under our Former Parent’s pension plan for Messrs. Cole, Collins, and Essl decreased $5,000; $8,000; and $1,000, respectively. In accordance with SEC rules, these negative amounts have been reported at $0 in this table. Messrs. Cole, Collins, and Essl will retain benefits with our Former Parent under its pension plan, which is frozen and pursuant to which no future benefits will accrue. The Company does not have a pension plan for its NEOs. For Mr. Carrillo, amounts represent the above market earnings from the interest rate equivalent on director fees previously earned and deferred under our Former Parent’s deferred plan for director fees. See “Director Compensation Discussion.”
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(7)	The following table is a breakdown of all other compensation for 2018 included in the “Summary Compensation Table” for the Named Executive Officers:

All Other Compensation

Name	Year	Executive Perquisite Allowance(1) ($)	Perquisites and Other Personal Benefits(2) ($)	Company Contributions to Defined Contribution Plans (3) ($)	Former Parent Director Fees(4) ($)	Total All Other Compensation ($)
Antonio Carrillo	2018	$—	$51,964	$9,837	$33,925	$95,726
Scott C. Beasley	2018	—	—	16,825	—	16,825
Kerry S. Cole	2018	30,000	2,483	22,964	—	55,447
Jesse E. Collins, Jr.	2018	—	—	17,271	—	17,271
Reid S. Essl	2018	—	—	23,551	—	23,551
(1)	Represents the amounts payable pursuant to our Former Parent’s executive perquisite plan, which was discontinued by the Company effective January 1, 2019.
(2)	For Mr. Carrillo, this amount includes payment of relocation expenses of $44,302, of which $10,787 consists of a tax gross-up payment, payment for tax preparation fees including a $558 tax gross-up payment, which were paid while an employee of our Former Parent, and a matching contribution by the Company in his name pursuant to the Company’s program of matching charitable contributions. For Mr. Cole, includes amounts for a physical examination.
(3)	Represents the Company’s matching amounts and the Annual Retirement Contribution under the Company’s 401(k) Plan for 2018 for Messrs. Carrillo, $9,837; Beasley, $8,505; Cole, $14,914; Collins, $17,271; and Essl, $12,883 and under the Company’s Supplemental Plan for 2018 for Messrs. Beasley, $8,320; Cole, $8,050; and Essl, $10,668.
(4)	Includes the following amounts related to Mr. Carrillo’s compensation as a director of our Former Parent prior to his April 2018 appointment as an officer of our Former Parent and future CEO of Arcosa: (i) director fees of $31,500; and (ii) dividend equivalents of $2,425 on phantom stock units accrued in respect of deferred director fees.
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Grants of Plan-Based Awards

The following table summarizes the 2018 grants of equity and non-equity plan-based awards granted by our Former Parent to the Named Executive Officers. The amounts that represent equity awards granted prior to the Separation (which amounts were made in shares of our Former Parent’s common stock) were adjusted and converted into Arcosa equity awards in connection with the Separation. In general, the adjusted and converted equity awards are subject to substantially the same terms and conditions as the original equity awards, including the original vesting schedule. Please refer to “Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentive Compensation—Treatment of Outstanding Trinity Equity Awards in the Separation” for additional information, including a presentation of the post-Separation 2018 equity awards.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards Number of Shares of Stock or Awards(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio Carrillo
AIP		$187,610	$586,282	$1,055,308
Performance-Based RSUs	5/7/2018				18,876	62,919	125,838		$2,601,381
RSU	5/7/2018							41,945	1,360,009
RSU	11/12/2018							115,474	3,500,017
Scott C. Beasley
AIP		61,333	191,667	341,001
Performance-Based RSUs	5/7/2018				1,249	4,164	8,328		172,174
RSU	5/7/2018							2,776	90,014
Kerry S. Cole
AIP		89,600	280,000	504,000
Performance-Based RSUs	5/7/2018				1,943	6,477	12,954		267,813
RSU	5/7/2018							4,317	140,003
Jesse E. Collins, Jr.
AIP		60,000	187,500	337,500
Performance-Based RSUs	5/7/2018				1,249	4,164	8,328		172,174
RSU	5/7/2018							2,776	90,014
Reid S. Essl
AIP		60,000	187,500	337,500
Performance-Based RSUs	5/7/2018				1,249	4,164	8,328		172,174
RSU	5/7/2018							2,776	90,014
(1)	The grant date of all stock awards is the date of the Former Parent Committee meeting or Board meeting at which such award was approved.
(2)	Represents the potential amounts payable under the 2018 Company AIP for attainment of specified performance goals and successful Separation. Threshold amounts assume the threshold operating profit performance goal was met and no achievement of successful Separation, and maximum amounts assume achievement of the maximum operating profit performance goal and achievement of successful Separation. As previously noted, actual payouts were earned at 108% of target and are reflected in the Summary Compensation Table.
(3)	Represents the potential number of performance-based restricted stock units of Arcosa that could be earned based on financial performance for 2018 through 2020. In connection with the Separation, these awards were converted from performance-based restricted stock units originally issued by our Former Parent in May 2018 to each of the NEOs as performance-based awards. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock at the end of the 2018-2020 performance period based on attainment of performance goals.
(4)	Includes time-based restricted stock units of Arcosa, which were converted from time-based restricted stock units originally issued by our Former Parent in May 2018 to each of the Named Executive Officers. These awards vest 50% in May 2021 and
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50% in May 2022 if the Named Executive Officer remains an employee in good standing on such dates. Also includes the one-time sign-on grant of time-based restricted stock units in November 2018 to Mr. Carrillo in connection with his appointment as CEO of Arcosa. This award will cliff vest on the fourth year anniversary of the award if he is employed by Arcosa on such date. Time-based restricted stock units accrue dividend equivalent units payable in cash, which vest on the same vesting schedule as the underlying award.

(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

In 2018, the Named Executive Officers were granted 40% of their respective target LTI compensation as time-based restricted stock units. These awards were granted to reflect the Former Parent Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2021 and 2022 if the Named Executive Officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units.

The remaining 60% of the Named Executive Officer’s target LTI compensation was granted in the form of performance-based restricted stock units for the 2018-2020 performance period based on Total Stockholder Return. Relative Total Stockholder Return is measured against the companies in the S&P MidCap 400 Index as of January 1, 2018. Each performance-based restricted stock unit earned will convert into one share of Common Stock or, at the Company’s election the cash value of one share of Common Stock, and vest on May 15, 2021. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.

In addition, in connection with Mr. Carrillo’s appointment in April 2018 as an officer of our Former Parent and future CEO of Arcosa, the Former Parent Committee approved a one-time LTI grant to Mr. Carrillo in the amount of $3.5 million in Arcosa time-based restricted stock units as an incentive for Mr. Carrillo agreeing to leave his prior employment as CEO of Mexichem S.A.B. de C.V. These time-based restricted stock units vest on the fourth year anniversary of the award if he is employed by Arcosa on such date. This award was ratified and granted by our HR Committee on November 12, 2018.

See “Long-Term Incentive Compensation” under “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination or Change in Control” below for a description of the terms of 2018 LTI compensation.

In the “Grants of Plan-Based Awards” table, the estimates for future payouts under the 2018 Company AIP represent potential payments of annual incentive compensation for 2018 based on achievement of operating profit performance levels and successful Separation. See “2018 Annual Incentive Compensation” under “Compensation Discussion and Analysis” above for a description of the 2018 Company AIP.

The Former Parent had an executive perquisite plan pursuant to which Mr. Cole participated in 2018. The Company discontinued this plan effective January 1, 2019. The Former Parent had a 401(k) plan that permitted employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Former Parent matched up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. The Former Parent contributed up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service as an annual retirement contribution. In connection with the Separation, we adopted a similar 401(k) Plan. See “Compensation Discussion and Analysis—Other Compensation Plans—Post-Employment Benefits.”

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2018, for each Named Executive Officer, the number of shares of unvested stock awards held in both Arcosa and Trinity. The market value of the stock awards was based on the closing price of the common stock as of December 31, 2018, which was $27.69 for Arcosa (stock ticker “ACA”) and $20.59 for our Former Parent (stock ticker “TRN”).

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Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Antonio Carrillo	180,369	$4,872,198	18,876	$522,676
Scott C. Beasley	42,895	1,023,660	1,249	34,585
Kerry S. Cole	74,622	1,781,552	1,943	53,802
Jesse E. Collins, Jr.	37,229	904,037	1,249	34,585
Reid S. Essl	64,957	1,516,591	1,249	34,585
(1)	The following table provides the vesting date of unvested restricted shares and time-based restricted stock unit awards. Except as otherwise indicated below, all Former Parent awards reflected in the table were granted by our Former Parent prior to the Separation, and all Arcosa awards reflected in the table were received in respect of Former Parent awards in connection with the Separation. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Treatment of Outstanding Trinity Equity Awards in the Separation” for a description of the treatment of equity awards of our Former Parent and receipt of Arcosa equity awards in respect of such awards in the Separation.
Vesting Date	Antonio Carrillo			Scott C. Beasley		Kerry S. Cole		Jesse E. Collins, Jr.		Reid S. Essl
	ACA (#)		TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)	ACA (#)	TRN (#)
5/15/2019	—		—	4,817	10,450	6,698	12,750	3,556	5,333	4,729	10,450
12/31/2019	—		—	—	—	—	—	1,000	3,000	—	—
5/15/2020	—		—	9,690	5,166	16,672	6,852	9,614	2,274	9,784	5,449
12/31/2020	—		—	—	—	—	—	1,000	3,000	—	—
5/15/2021	20,973		—	3,887	7,497	3,326	3,501	2,807	4,257	3,998	7,830
5/15/2022	20,972		—	1,388	—	2,158	—	1,388	—	1,610	667
11/12/2022	115,474	(a)	—	—	—	—	—	—	—	—	—
5/15/2023	—		—	—	—	667	2,000	—	—	667	2,000
3/28/2024	—		—	—	—	666	2,000	—	—	—	—
5/15/2024	—		—	—	—	1,000	3,000	—	—	1,333	4,000
5/15/2025	—		—	—	—	—	—	—	—	111	333
5/15/2026	—		—	—	—	666	2,000	—	—	111	333
5/15/2027	—		—	—	—	—	—	—	—	222	666
5/15/2028	—		—	—	—	666	2,000	—	—	666	2,000
5/15/2029	—		—	—	—	—	—	—	—	666	2,000
4/3/2033	—		—	—	—	—	—	—	—	666	2,000
4/3/2046	—		—	—	—	—	—	—	—	666	2,000
Qualifying termination(b)	5,736		17,214	—	—	—	—	—	—	—	—
Retirement(c)	—		—	—	—	2,000	6,000	—	—	—	—
(a)	Represents time-based restricted stock units granted after the Separation under the Incentive Plan.
(b)	Outstanding deferred time-based restricted stock units that have vested but will be converted to shares of common stock upon a qualifying termination event.
(c)	Outstanding deferred restricted stock that will vest at retirement as defined by the Incentive Plan.
(2)	Represents the threshold number or value, as applicable, of performance-based restricted stock units that could be earned if threshold financial performance goals are achieved. Actual amounts of performance-based restricted stock units will vest and settle in shares of Common Stock following the end of the 2018-2020 performance period based on the annualized Total Shareholder Return (as defined) of the Company as compared to the average 3-year Annualized Return of the companies comprising the S&P Mid-Cap 400 Index. See “Compensation Discussion and Analysis — Long Term Incentive Compensation.”

Option Exercises and Stock Vested in 2018

The following table summarizes for the Named Executive Officers in 2018 (i) the number of shares acquired upon exercise of stock options and the value realized, and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

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Option Exercises and Stock Vested Table

Name		Option Awards		Stock Awards
	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Antonio Carrillo		—	$—	—	$—
Scott C. Beasley	TRN	—	—	11,450	404,300
Kerry S. Cole	TRN	7,893	206,086	9,900	349,569
Jesse E. Collins, Jr.	ACA	—	—	1,000	27,690
	TRN	—	—	3,650	84,722
Reid S. Essl	TRN	—	—	10,833	382,513
(1)	The amounts shown are calculated based on the closing stock price of common stock on the date of exercise or vesting.

Nonqualified Deferred Compensation

The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2018 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Antonio Carrillo	$—	$—	$(39,778)	$173,739
Scott C. Beasley	46,113	8,320	(7,311)	74,608
Kerry S. Cole	15,048	8,050	(20,259)	243,787
Jesse E. Collins, Jr.	—	—	—	—
Reid S. Essl	32,736	10,668	(10,105)	137,852
(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Salary” and/or “Non-Incentive Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table for 2018.
(2)	This column represents matching amounts under the Company’s Supplemental Plan. These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table for 2018.
(3)	This column represents earnings in the Company’s Supplemental Plan.
(4)	This column includes salary and incentive compensation deferrals to, and Company matching amounts under, the Company’s Supplemental Plan in the aggregate for Messrs. Beasley, $26,212; Cole, $21,344; and Essl, $39,180 that are reported in the Summary Compensation Table for 2017.

Deferred Compensation Discussion

The Former Parent had a supplemental profit sharing plan that was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Former Parent’s 401(k) plan. Participants elected to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments related. The first 6% of a participant’s base salary and bonus contributed to the supplemental plan, less any compensation matched under the 401(k) plan, was matched from 25% to 50% by the Former Parent based on years of service. The Former Parent’s match vested 20% for each year of service up to 100% after five years. Participants chose from several mutual fund-like deemed investments.

If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

In connection with the Separation, the Company adopted a substantially similar 401(k) plan and Supplemental Plan.

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Potential Payments Upon Termination or Change in Control

Death, Disability, or Retirement

Named Executive Officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or one year of base salary for less than 10 years of service and 2 1∕2 times base salary for at least 10 years of service.

The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the Named Executive Officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death and disability, and in some cases retirement. The Company AIP provides that in the event of death or disability, if the HR Committee so determines, the participant will be eligible to receive the pro rata portion of the participant’s AIP that would have been payable in such year. The AIP also provides that in the event of termination of employment for any other reason following the end of the performance period and prior to the date of actual payment, the HR Committee may pay the participant an amount not to exceed the amount earned.

The following table provides the dollar value of (i) accelerated vesting of equity awards, and (ii) the payment of annual incentive compensation assuming each of the Named Executive Officers had been terminated by death, disability, or retirement on December 31, 2018. As of December 31, 2018, there were no outstanding stock options held by any of the Named Executive Officers.

	Antonio Carrillo ($)	Scott C. Beasley ($)	Kerry S. Cole ($)	Jesse E. Collins, Jr. ($)	Reid S. Essl ($)
Death
Equity Awards(1)	$5,252,178	$1,048,807	$1,820,668	$929,184	$1,541,738
AIP(2)	633,185	207,000	302,400	202,500	202,500
Total	$5,885,363	$1,255,807	$2,123,068	$1,131,684	$1,744,238
Disability
Equity Awards(1)	$5,252,178	$1,048,807	$1,820,668	$929,184	$1,541,738
AIP(2)	633,185	207,000	302,400	202,500	202,500
Total	$5,885,363	$1,255,807	$2,123,068	$1,131,684	$1,744,238
Retirement
Equity Awards(1)	$627,262	$7,543	$11,734	$7,543	$7,543
AIP(2)	633,185	207,000	302,400	202,500	202,500
Total	$1,260,447	$214,543	$314,134	$210,043	$210,043
(1)	The market value of the equity awards was based on the closing price of the common stock as of December 31, 2018, which was $27.69 for Arcosa and $20.59 for our Former Parent.
(2)	Assumes payment at the discretion of the HR Committee of 2018 AIP at 108% of target amount.

Change in Control

Each of the Named Executive Officers is a participant in the CIC Plan. Pursuant to the terms of the CIC Plan, if the Named Executive Officer’s employment is terminated by the Company without “Cause” (as defined below) or by the participant for “Good Reason” (as defined below), in each case, in connection with or within two years following a “Change in Control” (as defined below), then equity awards granted on or after the date of the CIC Plan vest and benefits under the Supplemental Plan and 401(k) Plan vest. In addition, the Named Executive Officer will receive a lump-sum cash severance payment equal to (i)(x) the sum of the Named Executive Officer’s annual base salary and target annual incentive bonus, multiplied by (y) three for the Chief Executive Officer, two for the Chief Financial Officer and business segment presidents, and 1.5 for all other participants; plus (ii) a prorated annual incentive bonus for the year in which the termination occurs based on target performance. Pursuant to the terms of the CIC Plan, equity awards in existence prior to the CIC Plan vest upon a “Change in Control.”

A “Change in Control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) incumbent directors cease for any reason

2019 PROXY STATEMENT | 41

to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company or any of its subsidiaries with any other corporation, or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company.

“Cause” is generally defined as a participant’s (i) continued failure to satisfactorily perform his or her duties with the Company or failure to comply with the Company’s code of conduct and other written policies, or willful failure to follow directions of the Board or his or her supervisor or manager, or any other willful act that likely will result in a materially negative effect to the Company, which, if curable, is not cured within thirty (30) days after notice thereof; (ii) fraud, theft, misappropriation embezzlement, dishonesty or breach of fiduciary duty by the Participant; (iii) misappropriation of any corporate opportunity or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (iv) the conviction of a crime that has caused or may be reasonably expected to cause material injury to the Company or any of its affiliates, or the conviction of a felony; or (v) willful misconduct which is injurious to the Company (monetarily or otherwise), which if curable, is not cured by the participant within thirty (30) days after of a written notice from the Company.

“Good Reason” is generally defined as (i) a material diminution in the participant’s job title, responsibilities or duties; (ii) after the occurrence of a Change in Control, a material adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company that the participant held immediately before the Change in Control; (iii) a reduction by the Company in the participant’s base salary, unless the reduction is a proportionate reduction of the compensation of the participant and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; (iv) any action by the Company which would materially reduce the participant’s benefits, in the aggregate, under the Company’s benefit plans and incentive plans; (v) a change of more than fifty (50) miles from the location where the participant performs the majority of the participant’s job duties immediately prior to the Change in Control; or (vi) any material breach by the Company of any provision of the CIC Plan. Pursuant to the CIC Plan, the participant is required to provide the Company with an opportunity to remedy the Good Reason event prior to the participant submitting a notice of termination for Good Reason.

See “Change in Control Severance Plan” under the Compensation Discussion and Analysis section above for further information about the CIC Plan.

If each Named Executive Officer’s employment had been terminated by the Company without Cause or by the NEO for Good Reason on December 31, 2018, occurring in connection with or within two years of a Change in Control of the Company, the NEO would have received the following:

Name	Equity Awards(1) ($)	AIP(2) ($)	Cash Compensation(3) ($)	Continuation of Benefits(4) ($)	Total ($)
Antonio Carrillo	$6,614,425	$586,282	$4,308,846	$57,488	$11,567,041
Scott C. Beasley	1,138,961	191,667	1,183,334	57,006	2,570,968
Kerry S. Cole	1,960,900	280,000	1,400,000	53,413	3,694,313
Jesse E. Collins, Jr.	1,019,338	187,500	1,075,000	50,127	2,331,965
Reid S. Essl	1,631,892	187,500	1,075,000	31,112	2,925,504
(1)	Accelerated vesting of equity awards. The market value of the equity awards was based on the closing price of the common stock as of December 31, 2018, which was $27.69 for Arcosa and $20.59 for our Former Parent.
(2)	Payment of 2018 AIP at target amount.
(3)	Cash lump sum equal to the sum of base salary and target AIP, multiplied by (i) three for the CEO, (ii) two for the CFO and business segment presidents, and (iii) 1.5 for all other participants.
(4)	Estimated cost of continuation for 24 months of medical, dental, life, and other insurance benefits, any additional income tax payable by the executive as a result of these benefits, and outplacement services.
2019 PROXY STATEMENT | 42

DIRECTOR COMPENSATION

Prior to the Separation, Messrs. Best, Biegler, Gafford, and Rock served as directors of our Former Parent. In connection with the Separation, they resigned as directors of our Former Parent and joined our Board. Mr. Carrillo served as a director of our Former Parent until his appointment in April 2018 as an officer of our Former Parent and future CEO of Arcosa. While serving on our Former Parent’s board, each of these directors received compensation and equity awards from our Former Parent for their service as non-employee directors. The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2018. The table presents information regarding only the compensation and equity awards that we have paid or granted to the non-employee directors from the date of Separation and do not reflect any compensation or equity awards paid or granted to Messrs. Carrillo, Best, Biegler, Gafford, and Rock for their service on our Former Parent’s board of directors. Mr. Carrillo’s compensation earned for his service as a director of our Former Parent through the date of his April 2018 appointment as an officer of our Former Parent and future CEO of Arcosa is reflected in the “Summary Compensation Table” above. He does not receive additional compensation for his services as a director of the Company.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Joseph Alvarado	$19,667	$65,015	$—	$5,000	$89,682
Rhys J. Best	38,333	—	—	5,000	43,333
David W. Biegler	25,000	—	18,587	5,000	48,587
Jeffrey A. Craig	15,667	65,015	—	—	80,682
Ronald J. Gafford	24,167	—	—	5,000	29,167
John W. Lindsay	21,667	65,015	—	—	86,682
Douglas L. Rock	25,000	—	—	—	25,000
Melanie Trent	21,667	65,015	—	5,000	91,682
(1)	This column reflects the cash fees earned by directors for Board and Committee service to Arcosa beginning November 1, 2018. Includes amounts deferred under the Arcosa, Inc. Deferred Plan for Director Fees (“Director Deferred Plan”).
(2)	Reflects pro-rata award of restricted stock units granted on November 12, 2018 for service from November 2018 to May 2019. These awards vest on the date of the Annual Meeting. The grant date fair value dollar amounts are computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 12 of Item 8 of the 2018 Annual Report. Messrs. Best, Biegler, Gafford, and Rock received their annual non-employee director equity grant from our Former Parent in May 2018. These awards were converted to Arcosa equity awards in connection with the Separation and are not reflected in this table.
(3)	As of December 31, 2018, the directors had Arcosa restricted stock and restricted stock units totaling as follows: Messrs. Alvarado, 2,145; Best, 39,394; Biegler, 31,161; Craig, 2,145; Gafford, 29,561; Lindsay, 2,145; Rock, 20,938; and Ms. Trent, 2,145. In addition, Messrs. Best, Biegler, Gafford, and Rock held deferred restricted stock units of our Former Parent for which they received Arcosa deferred restricted stock units based on the same distribution ratio of one Arcosa share for every three shares of Trinity that the Trinity shareholders received. As of December 31, 2018, these directors held the following restricted stock and deferred restricted stock units of our Former Parent: Messrs. Best, 73,936; Biegler, 73,242; Gafford, 73,242; and Rock, 50,795.
(4)	Represents for Mr. Biegler the above market earnings from the interest rate equivalent under the Director Deferred Plan. See “Director Compensation Discussion.”
(5)	For each of Messrs. Alvarado, Best, Biegler, Gafford, and Ms. Trent, includes a $5,000 matching contribution by the Company in his or her name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.
2019 PROXY STATEMENT | 43

Director Compensation Discussion

The following table sets forth the components of compensation for our non-employee directors (to be prorated based on actual service periods) approved by the Board.

Compensation Element	Amount
Annual Cash Retainer for Non-Employee Directors	$70,000
Annual Equity Award for Non-Employee Directors(1)	$130,000
Annual Cash Fees
Non-Executive Chair Fee(2)	$100,000
Chair of Corporate Governance and Directors Nominating Committee	$15,000
Chairs of Audit and Human Resources Committees	$20,000
Other Cash Fees
Board and Committee meeting fee per meeting attended	$2,000
Ad hoc or special assignment work performed for or at the request of the CEO, per diem	$2,000
(1)	Number of shares is based on the closing stock price on the date of grant. The annual equity award is granted following the annual meeting for continuing directors in the form of restricted stock units with one-year cliff vesting or deferred restricted stock units that vest in one year but remain deferred until a qualifying termination of service on the Board. Vested deferred restricted stock units will be settled in a lump sum or installments following termination of service on the Board in accordance with the elections previously made by the non-employee directors.
(2)	The Non-Executive Chair Fee may be paid, at the Chair’s election, in the form of cash or deferred restricted stock units.

Non-employee directors may elect, pursuant to the Director Deferred Plan, to defer the receipt of all or a specified portion of the cash retainers and fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2018) or, at the director’s prior election, in units (“phantom stock units”) of the Common Stock at the closing price on the NYSE on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. The phantom stock units are settled only in cash. Phantom stock units are credited with amounts equivalent to dividends paid on the Common Stock. Upon a qualifying termination, the value of the account will be paid in cash to the director in annual installments not exceeding ten years according to the director’s prior election.

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

Messrs. Carrillo, Biegler, Gafford, and Rock participated in our Former Parent’s deferred plan for director fees. In connection with the Separation, amounts accumulated under this plan were transferred to Arcosa’s Director Deferred Plan.

To further align our non-employee directors’ and shareholders’ interests, we require that the directors hold shares of our Common Stock in an amount equal to five times the annual Board retainer within five years of becoming a director. Since all of our current directors have served for less than five years, they are not yet required to meet the stock ownership requirement.

Non-employee directors may also participate in the Company’s matching gift program on the same terms as our employees. Under the program, the Company matches contributions up to $5,000 per year, per director, to charitable organizations.

2019 PROXY STATEMENT | 44

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, and Ratification of Transactions with Related Persons

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;
•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;
•	the availability of other sources for comparable products and services;
•	the terms of the transaction; and
•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Governance Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.

Agreements with Our Former Parent

On October 31, 2018, we entered into definitive agreements with our Former Parent that, among other things, set forth the terms and conditions of the Separation of us from our Former Parent and provides a framework for our relationship with our Former Parent after the Separation, including the allocation between us and our Former Parent of our respective assets, liabilities and obligations attributable to periods prior to, at and after the Separation.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with our Former Parent that sets forth, among other things, the agreements between us and our Former Parent regarding the principal transactions necessary to effect the Separation. It also sets forth other agreements that govern certain aspects of our ongoing relationship with our Former Parent following the Separation.

Transition Services Agreement

We entered into a Transition Services Agreement with our Former Parent pursuant to which each party will provide the other party with various services, including services relating to human resources, benefits administration, payroll, technology and information technology, for a transition period of up to eighteen months (which may be extended in certain circumstances) following the Separation. The charges for such services are generally intended to allow the

2019 PROXY STATEMENT | 45

service provider to recover all of its direct and indirect costs, generally without profit. For services performed in 2018 following the Separation, we owe our Former Parent approximately $0.3 million, net of fees owed by our Former Parent to us, under the Transition Services Agreement.

Tax Matters Agreement

We entered into a Tax Matters Agreement with our Former Parent, which governs each party’s respective rights, responsibilities and obligations after the Separation with respect to tax liabilities and benefits (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Separation or certain related transactions to qualify for tax-free treatment for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

Employee Matters Agreement

We entered into an Employee Matters Agreement with our Former Parent which, among other things, governs the parties’ and their respective subsidiaries’ and affiliates’ rights, responsibilities, and obligations after the Separation with respect to the following matters: (i) employees and former employees (and their respective dependents and beneficiaries) who are or were employed with either party or their respective subsidiaries or affiliates; (ii) the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans; (iii) employee compensation plans and director compensation plans, including equity plans; and (iv) other human resources, employment, and employee benefits matters.

Intellectual Property Matters Agreement

We entered into an Intellectual Property Matters Agreement with our Former Parent, under which our Former Parent licenses certain intellectual property to us, and we license certain intellectual property to our Former Parent. The licenses are perpetual, irrevocable, royalty-free, fully paid-up, worldwide licenses, in connection with the current and future operation of the businesses, subject to certain limitations.

Supply Agreements and Other Commercial Arrangements

We entered into in the ordinary course of our business certain supply agreements and other commercial arrangements with our Former Parent. See Note 1 to the Notes to Financial Statements in our 2018 Annual Report for amounts subject to transactions with our Former Parent for purchases or sales of products and services.

2019 PROXY STATEMENT | 46

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 11, 2019, except as noted for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201.

Name	Amount and Nature of Ownership of Common Stock(1)		Percent of Class(2)
Directors:
Joseph Alvarado	2,145			*
Rhys J. Best	39,394			*
David W. Biegler	31,161			*
Jeffrey A. Craig	2,145			*
Ronald J. Gafford	29,561			*
John W. Lindsay	2,145			*
Douglas L. Rock	20,938			*
Melanie Trent	2,145			*
Named Executive Officers:
Antonio Carrillo	17,402			*
Scott C. Beasley	11,459			*
Kerry S. Cole	10,475			*
Jesse E. Collins, Jr.	2,839			*
Reid S. Essl	8,552			*
All Directors and Executive Officers as a Group (14 persons):	181,461			*
Other 5% Owners:
ValueAct Capital	7,135,963	(3)	14.7	%(3)
The Vanguard Group	4,375,587	(4)	9.0%
BlackRock, Inc.	5,782,344	(5)	11.9%
*	Less than one percent (1%)
(1)	Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through restricted stock units held as of March 11, 2019, or within 60 days thereafter, as follows: Best, 23,320; Biegler, 23,089; Carrillo, 5,736; Gafford, 23,089; Rock, 20,938; and all directors and executive officers as a group, 96,172 shares. At March 11, 2019, no directors or executive officers had any shares pledged as security.
(2)	Percentage ownership is based on number of shares of Common Stock outstanding as of March 11, 2019.
(3)	ValueAct Capital and its affiliates, One Letterman Drive, Building D, Fourth Floor, San Francisco, CA 94129, reported to the SEC on a Schedule 13D filed on November 13, 2018, that they had shared voting and shared dispositive power over 7,135,963 shares. On March 14, 2019, ValueAct Capital reported to the SEC on a Form 4 the sale on March 12, 2019 of 1,395,000 shares of the Common Stock and reported on Amendment No. 1 to Schedule 13D that as of March 12, 2019, it has shared voting and shared dispositive power over 5,740,963 shares, representing 11.8% of ownership of the Common Stock.
(4)	The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on Schedule 13G filed on February 11, 2019, that they have sole voting power over 22,106 shares, shared voting power over 5,900 shares, sole dispositive power over 4,351,433 shares, and shared dispositive power over 24,154 shares.
(5)	BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed January 24, 2019, that they have sole voting power over 5,588,369 shares and sole dispositive power over 5,782,344 shares.
2019 PROXY STATEMENT | 47

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2018.

Stockholder Proposals for the 2020 Proxy Statement

Stockholder proposals to be presented at the 2020 Annual Meeting of Stockholders, for inclusion in the Company’s proxy statement and form of proxy relating to the meeting pursuant to SEC Rule 14a-8, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than November 27, 2019. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2020 Annual Meeting

Our Bylaws establish advance notice procedures with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors and/or bring a proper subject of business before an annual meeting must do so by a written notice timely received (on or before February 7, 2020, but no earlier than January 8, 2020, for the 2020 Annual Meeting) to the Corporate Secretary of the Company. Stockholders should review the specific procedures set forth in the Bylaws regarding the exact information required. Copies of the Company’s Bylaws are available from the Company’s Corporate Secretary at Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, TX 75201.

Report on Form 10-K

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2018 (not including exhibits and documents incorporated by reference), the Proxy Statement for this Annual Meeting, and the annual report and proxy materials for future annual meetings (once available) at your request. Please direct all requests to Yuki P. Whitmire, Associate General Counsel and Corporate Secretary, Arcosa, Inc., 500 N. Akard St., Suite 400, Dallas, Texas 75201. These materials also are available, free of charge, on our website at www.arcosa.com or at the website of the SEC at www.sec.gov.

2019 PROXY STATEMENT | 48

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are properly presented for action at the meeting, it is the intention of the persons named as proxies in the proxy card or electronic voting form to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

YUKI P. WHITMIRE
Associate General Counsel and Corporate Secretary

March 26, 2019

2019 PROXY STATEMENT | 49

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/06/2019 for shares held directly and by 11:59 P.M. ET on 05/02/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/06/2019 for shares held directly and by 11:59 P.M. ET on 05/02/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors

Nominees	For	Against	Abstain
1A Ronald J. Gafford	☐	☐	☐
1B Douglas L. Rock	☐	☐	☐
1C Melanie M. Trent	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. On an Advisory Basis, the frequency of the Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000409573_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/ Form 10-K is/are available at www.proxyvote.com

ARCOSA, INC.
Annual Meeting of Stockholders
Tuesday, May 7, 2019 at 8:30 am CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Antonio Carrillo, Bryan Stevenson, and Yuki Whitmire, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcosa, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 am CDT, on May 7, 2019, at Ross Tower, Lower Level Conference Center, 500 N. Akard St., Dallas, TX 75201, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000409573_2 R1.0.1.18

Continued and to be signed on reverse side